Exhibit 10
PUBLIC SERVICE ENTERPRISE GROUP INCORPORATED
2021 EQUITY COMPENSATION PLAN FOR OUTSIDE DIRECTORS

RESTRICTED STOCK UNIT AWARD AGREEMENT

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THIS RESTRICTED STOCK UNIT AWARD AGREEMENT (this “Agreement”) by and between Public Service Enterprise Group Incorporated, a New Jersey corporation with an address at 80 Park Plaza, Newark, NJ, 07102 (the “Company”) and You, relates to an equity compensation award (the “Award”) pursuant, and subject to the Company’s 2021 Equity Compensation Plan for Outside Directors (the “Plan”), as may be amended from time to time and upon the following terms and conditions:

1. Award. This Award is a grant of restricted stock units (“RSUs”) related to Shares of PSEG Common Stock (the “Shares”). The number of RSUs awarded to You, the grant date (the “Grant Date”) and the vesting schedule (the “Vesting Schedule”) are shown on the Award Summary page of the Fidelity NetBenefits website. The distribution date shall be the date, as described below, on which Shares attributable to Your Vested Award are distributed to You (the “Distribution Date”) as detailed in Section VI of the Plan.

2. Vesting. “Vesting” (“Vest” or “Vested") means that Your Award is no longer subject to substantial risk of forfeiture. You shall become Vested in Your Award upon satisfaction of criteria described in (a) through (d) below. Distribution of a Vested Award shall be made in accordance with Section 5.

(a)Vesting Schedule. The Award shall Vest in accordance with the Vesting Schedule.

(b)Disability. Notwithstanding the Vesting Schedule, if You cease to remain on the Board of the Company by reason of Disability prior to the date that Your Award becomes fully Vested, You will fully Vest in your Award (and associated dividend equivalents).

(c)Death. Notwithstanding the Vesting Schedule, if You cease to remain on the Board of the Company by reason of death prior to the date that Your Award becomes fully Vested, then all unvested remaining RSUs and dividend equivalents at the time of Your death and shall Vest 100%.

(d)Termination of Service. If You cease to remain on the Board of the Company prior to the date that Your Award becomes fully Vested in
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accordance with subsections (a) through (c) above, all unvested RSUs and associated dividend equivalents shall, upon such termination, be forfeited.

3. Restrictions on Transfer and Restricted Period. Until distribution of Shares of Common Stock from the Plan, neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge such Shares, or take any similar actions in anticipation of receipt of such Shares. Upon notice to the Committee that a Qualified Domestic Relations Order (“QDRO”) is being sought with respect to a Participant’s Account, no distribution shall be made to a Participant until such time as to the QDRO is determined. If the date on which the restrictions lapse is accelerated, in no event shall the Distribution Date be accelerated, except as otherwise provided herein.

4. Dividend Equivalents. Prior to the Distribution Date, the RSUs shall be credited with dividend equivalents in an amount equal to the dividends paid on the Company’s Common Stock. Such dividend equivalents shall be credited to a bookkeeping account established by the Company under the Plan in Your name in each calendar quarter prior to the Distribution Date that the Company pays a dividend on its outstanding Shares of Common Stock. Amounts credited to this account shall be credited with a quarterly rate equal to the dividend payment rate with dividends invested as of the last business day of each quarter and share price equal to the average of the high and low actual sale prices of the Company’s Common Stock on the New York Stock Exchange on the date the transaction is credited. Amounts accumulated in this account shall be proportionately distributed to You in Shares at the same time that the Shares related to the RSUs are distributed to You. Such dividend equivalents shall Vest in accordance with the Vesting of the underlying Award.

5. Distribution of Award. Upon the Distribution Date, a number of Shares attributable to Your Vested Award shall be distributed to You as elected under Section VI of the Plan, free and clear of any restrictions (other than restrictions arising by operation of law and the Company’s Insider Trading Practice). However, with respect to a Vested Award under Section 2(c) of this Agreement, distribution of the Shares shall be made to Your legal representative within 30 days following Your date of death.

6. Your Rights. Except as otherwise provided herein and the Plan, You, as a recipient of an award of RSUs, shall have none of the rights of a stockholder, including, but not limited to, the right to receive cash dividends and the right to vote, until Shares are actually distributed to You.

7. Adjustments for Changes in Capitalization. In the event of any change in the outstanding Shares of Common Stock by reason of any reorganization, recapitalization, stock split, stock dividend, combination or exchange of Shares, merger, consolidation, or any change in the Company’s corporate structure or in the Shares of Common Stock, the number and class of RSUs covered by this Award shall be appropriately adjusted by the Committee, whose determination shall be conclusive. Any additional RSUs received as a result of the foregoing by You shall be subject to such restrictions and the potential for forfeiture as provided herein. Terms and Conditions of the Award shall not change in any other respect.
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8. Effect of Change in Control. In the event of a Change in Control, to the extent not previously Vested, Your Award shall Vest in full. In the event that the Change in Control is determined NOT to be a “change in control,” as defined under Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), the Distribution Date shall be the date elected as a Distribution Date made under Section VI of the Plan.

9. Delivery and Registration of Shares of Common Stock. The Company’s obligation to deliver Shares of Common Stock shall, if the Committee so requests, be conditioned upon the receipt of a representation as to Your investment intention or that of any other person to whom such Shares are to be delivered, in such form as the Committee shall determine to be necessary or advisable to comply with the provisions of the Securities Act of 1933, as amended (the “Securities Act”) or any other Federal, state or local securities legislation or regulation. The Committee may provide that any representation requirement shall become inoperative upon a registration of such Shares or other action eliminating the necessity of such representation under such Securities Act or other securities regulation. The Company shall not be required to deliver any Shares under the Plan or this Award prior to (i) the admission of such Shares to listing on any stock exchange on which the Shares of Common Stock may then be listed, and (ii) the completion of such registration or other qualification of such Shares under any state or Federal law, rule or regulation, as the Committee shall determine to be necessary or advisable.

10. Plan and Plan Interpretations as Controlling. The RSUs hereby awarded and the terms and conditions herein set forth are subject in all respects to the terms and conditions of the Plan, which are controlling. All determinations and interpretations of the Committee shall be binding and conclusive upon You, Your representatives and Your beneficiaries with regard to any question arising hereunder or under the Plan.

11. Continued Service. Nothing in this Agreement shall confer upon any Outside Director any right to remain a member of the Board or in any way limit the right of the Board or Stockholders to terminate or fail to denominate or reelect an Outside Director as a member of the Board.

12. Applicable Taxes.

Tax Withholding. Upon distribution of Awards, the Company will not withhold any taxes for federal, State or local, domestic or foreign taxes unless required by any law or regulation of any governmental authority. Your taxable distribution amount will be reported to you on IRS Form 1099-NEC for the applicable tax year filing.

13. Unsecured Creditor Status and Assignment Prohibition. This Award is provided under an entirely unfunded arrangement and no provision shall at any time be made with respect to segregating any assets of the Company or any of its Subsidiaries for payment of any Award hereunder. No beneficiary, surviving spouse or any other person shall have any interest inany particular assets of the Company or any Subsidiary by reason of the right to receive an Award and any such beneficiary, surviving spouse or

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other person shall have only the rights of a general unsecured creditor with respect to any Award.

Prior to an actual payment with respect to an Award, no interest of any person or entity in, or right to receive the Award shall be subject in any manner to sale, transfer, assignment, pledge, attachment, garnishment or other alienation or encumbrance of any kind; nor any such interest or right to receive a benefit be taken, either voluntarily or involuntarily, for the satisfaction of the debts of, or other obligations or claims against, such person or entity, including claims for alimony, support, separate maintenance and claims in bankruptcy proceedings.

14. Stock Ownership Policy. Until you have met the Company’s Independent Board of Directors Stock Ownership and Retention Policy (the “Policy”), You agree that You will be required to defer all Awards granted until You have achieved the appropriate number of such Shares in accordance with the requirements of the Policy.

15. 409A Compliance. This Award is intended to comply with Section 409A and shall be interpreted and administered in a manner consistent with Section 409A.

16. Severability of Provisions. If any term or provision of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms and provisions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

PUBLIC SERVICE ENTERPRISE GROUP
INCORPORATED

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